EXHIBIT 99.1

For Immediate Release

PARLUX FRAGRANCES, INC. ANNOUNCES

UNAUDITED FISCAL 2006 EARNINGS

FORT LAUDERDALE, FLORIDA, June 13, 2006, Parlux Fragrances, Inc. (NASDAQ:PARL) announced  its unaudited fiscal 2006 results reflecting sales of $182,236,594 compared to its prior year of $100,360,981, an increase of 82%. Unaudited net income was $22,483,263, or $2.13 per diluted share compared to prior year net income of $10,824,256, or $1.02 per share, an increase of 109%, exceeding previous estimates.

On June 9, 2006, the Company filed a Form 12b-25, requesting an extension for filing its Annual Report on Form 10-K for the fiscal year ended March 31, 2006. Due to the increase in the Company’s market capitalization as measured on September 30, 2005, the Company became an accelerated filer under the Sarbanes-Oxley Act of 2002 (“SOX”). While reducing the year-end filing requirement from 90 to 75 days, SOX also required the Company to assess its internal controls and report on their effectiveness as of March 31, 2006. In spite of its best efforts and significant expense, the Company will be unable to complete certain of these new requirements by the initial filing due date of June 14, 2006.

While the Company has grown rapidly, it has not significantly expanded its administrative staff to assist with the preparation of its financial statements, nor modified major systems/applications for recording of transactions. Management’s review, testing and assessment of its internal control procedures required by SOX has identified certain documentation, design and operating deficiencies, some of  which management believes will be categorized as material weaknesses. Accordingly, we anticipate that management’s report on the effectiveness of internal controls will conclude that certain internal controls were not operating effectively as of and during the year ended March 31, 2006.  The Company is taking immediate action to address and remediate these control deficiencies.

The unaudited financial results for fiscal 2006 are attached, and are subject to any adjustments resulting from the completion of our year-end financial closing and reporting processes. The Company will file its Form 10-K for the fiscal year ended March 31, 2006 by June 29, 2006.

Parlux Fragrances, Inc. is a manufacturer and international distributor of prestige products. It holds licenses for Paris Hilton fragrances, watches, cosmetics, sunglasses, handbags and other small leather accessories in addition to licenses to manufacture and distribute the designer fragrance brands of Perry Ellis, GUESS?, XOXO, Ocean Pacific (OP), Maria Sharapova, Andy Roddick, babyGund, and Fred Hayman Beverly Hills.

The Company may periodically release forward-looking statements pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company or its industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, among others, future trends in sales and the Company’s ability to introduce new products in a cost-effective manner. Readers are cautioned not to place undue reliance on these forward statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. (See following table)

FOR:

Parlux Fragrances, Inc.

CONTACT:

Ilia Lekach 954-316-9008 Ext. 116

Frank A. Buttacavoli Ext. 117

Web site:

http://www.parlux.com

PR NEWSWIRE:

COMPANY NEWS ON-CALL:  (800) 758-5804  Parlux code 674987
COMPANY NEWS ON-INTERNET:

http://www.prnewswire.com

PARLUX FRAGRANCES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three Months Ended March 31,
	2006	2005
Net sales:
Unrelated customers	$31,452,326	$15,449,174
Related customers	21,226,326	10,478,748
Cost of goods sold:
Unrelated customers	11,389,611	5,821,004
Related customers	9,279,058	3,870,807
Gross margin	32,009,983	16,236,111
Operating expenses:
Advertising and promotional	9,002,655	5,267,100
Selling and distribution	2,455,870	2,234,397
General and administrative	1,636,249	1,551,674
Depreciation and amortization	487,274	503,878
Royalties	4,778,665	1,147,498
Total operating expenses	18,360,713	10,704,547
Operating income	13,649,270	5,531,564
Interest income (expense) and exchange gains and losses, net	(365,913)	39,441
Income before taxes	13,283,357	5,571,005
Income tax provision	(5,047,676)	(2,180,308)
Net income	$8,235,681	$3,390,697

Diluted earnings per share	$0.78	$0.32
Weighted average shares outstanding	10,560,026	10,720,922

	Fiscal Year Ended March 31,
	2006	2005
Net sales:
Unrelated customers	$111,779,850	$47,449,801
Related customers	70,456,744	52,911,180
	182,236,594	100,360,981
Cost of goods sold:
Unrelated customers	45,843,902	20,371,535
Related customers	31,328,963	25,026,023
	77,172,865	45,397,558
Gross margin	105,063,729	54,963,423
Operating expenses:
Advertising and promotional	38,977,490	18,528,907
Selling and distribution	9,599,143	7,707,435
General and administrative	6,736,672	6,100,017
Depreciation and amortization	1,946,545	1,266,652
Royalties	11,000,814	3,940,471
Total operating expenses	68,220,664	37,543,482

Operating income	36,843,065	17,419,941
Interest income (expense) and exchange gains and losses, net	(579,737)	140,676
Income before taxes	36,263,328	17,560,617
Income tax provision	(13,780,065)	(6,736,361)
Net income	$22,483,263	$10,824,256

Diluted earnings per share	$2.13	$1.02
Weighted average shares outstanding	10,558,080	10,647,196